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News Release                                         Contact:
 October 15, 1996                                    Robert Price
                                                     (212) 459-0800



                           PRICELLULAR CORPORATION
                  BEGINS PRIVATE SALE OF $140 MILLION NOTES


PriCellular Corporation announced today that its wholly owned subsidiary, PriCellular Wireless Corporation, has begun the private offering of senior notes with estimated net proceeds to the company of $135 million. The offering will be used to finance the Company's previously announced pending acquisitions.

These securities will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.